UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2014

Energy XXI (Bermuda) Limited

(Exact name of registrant as specified in its charter)

BERMUDA	001-33628	98-0499286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Canon’s Court, 22 Victoria Street, P.O. Box HM

1179, Hamilton HM EX, Bermuda

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (441) 295-2244

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On March 12, 2014, Energy XXI (Bermuda) Limited, an exempted company formed under the laws of Bermuda (“Energy XXI”), together with Energy XXI Gulf Coast, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Energy XXI (“OpCo”), Clyde Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of OpCo (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with EPL Oil & Gas, Inc., a Delaware corporation (“EPL Oil & Gas”). Upon the terms and conditions set forth in the Merger Agreement, Merger Sub will be merged with and into EPL Oil & Gas (the “Merger”), and the separate existence of Merger Sub will cease with EPL Oil & Gas continuing as the surviving corporation and as a wholly-owned subsidiary of OpCo.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of EPL Oil & Gas common stock, par value $0.001 per share issued and outstanding (“EPL Oil & Gas Common Stock”), will be converted into the right to receive, at the election of the holder, but subject to pro-ration with respect to the stock and cash portion so that 65% of the aggregate merger consideration is paid in cash and 35% in common shares of Energy XXI, par value $0.005 per share (“Energy XXI Common Stock”): (i) (x) 0.584 of a share of Energy XXI Common Stock and (y) $25.35 in cash without interest; (ii) $39.00 cash without interest; or (iii) 1.669 shares of Energy XXI Common Stock (collectively, the “Merger Consideration”).

In connection with the Merger, each outstanding restricted share of EPL Oil & Gas Common Stock and phantom share of EPL Oil & Gas Common Stock will fully vest at the Effective Time and be treated as a share of EPL Oil & Gas Common Stock for all purposes of the Merger Agreement, including the right to receive the Merger Consideration.  At the Effective Time, each stock option to purchase shares of EPL Oil & Gas Common Stock will be deemed exercised pursuant to a cashless exercise and be converted to receive the cash portion of the Merger Consideration.

The respective boards of directors of Energy XXI, OpCo, Merger Sub and EPL Oil & Gas have all unanimously approved the Merger Agreement. The board of directors of EPL Oil & Gas has agreed to recommend that its shareholders adopt the Merger Agreement. The board of directors of Energy XXI has agreed to recommend that its shareholders approve the issuance of Energy XXI Common Stock in connection with the Merger.

Pursuant to the Merger Agreement, prior to the Effective Date, Energy XXI will increase the size of its board of directors to seven directors and appoint one member of EPL Oil & Gas’s existing board of directors as Class II director to Energy XXI’s board of directors. The new director will be appointed to either the audit committee or the remuneration committee of Energy XXI’s board of directors. The board of directors of Energy XXI has agreed to recommend that its shareholders elect such new director to the Energy XXI board.

EPL Oil & Gas has agreed, subject to certain exceptions with respect to unsolicited bids, not to directly or indirectly solicit competing acquisition proposals or to enter into discussions concerning, or provide confidential information in connection with, any unsolicited company proposals. However, the board of directors of EPL Oil & Gas may, subject to certain conditions, change its recommendation in favor of adoption of the Merger Agreement or terminate the Merger Agreement if, in connection with receipt of a bona fide, unsolicited competing proposal, it determines that such competing proposal was a superior proposal and the failure to effect such a change in recommendation or termination would be inconsistent with its fiduciary duties or if, in connection with an event unrelated to the competing proposal that was not reasonably foreseeable at the time of the Merger Agreement, change its recommendation in favor of adoption of the Merger Agreement if it determines that the exercise of its fiduciary duties would so require.

The completion of the Merger is subject to satisfaction or waiver of certain closing conditions, including: (i) approval of the Merger Agreement by EPL Oil & Gas’s stockholders, (ii) approval of the issuance of Energy XXI Common Stock by its shareholders, (iii) approval of the election of the new director to the Energy XXI board of directors by the Energy XXI shareholders, (iv) approval for listing of the shares of Energy XXI Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (v) there being no law or injunction prohibiting consummation of the Merger, (vi) expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vii) the effectiveness of a registration statement on Form S-4, (viii) subject to specified materiality standards, the accuracy of the representations and warranties of the other party, (ix) compliance by the other party in all material respects with its covenants, (x) EPL Oil & Gas meeting minimum EBITDAX requirements for the four consecutive fiscal periods ending prior to the closing of no less than 70% of EPL Oil & Gas’s EBITDAX for the year ended December 31, 2013 and (xi) the absence of a material adverse effect on the other party. The completion of the Merger is not conditioned on receipt of financing by Energy XXI.

Energy XXI and EPL Oil & Gas have made customary representations and warranties in the Merger Agreement. The Merger Agreement also contains customary covenants and agreements whereby Energy XXI and EPL Oil & Gas has each agreed to (i) operate its respective business in the ordinary course; (ii) use all commercially reasonable efforts to maintain and preserve its present business organization, key officers, key employees, suppliers, and customers; (iii) subject to certain exceptions, not take certain actions relating to its respective dividends, capital stock, alternative business combinations, among other things, during the period between the Merger Agreement and the Effective Date; and (iv) use reasonable best efforts to cause the Merger to be completed, including certain specified actions, such as obtaining the approval of the Merger under the HSR Act.

The Merger Agreement contains certain termination rights for both Energy XXI and EPL Oil & Gas and further provides that, upon termination of the Merger Agreement, under certain circumstances, a party may be required to pay the other party a termination fee equal to $45 million or, in certain other circumstances, a party may be required to reimburse the other party for its expenses up to $6 million.

The foregoing summary has been included to provide investors and security holders with information regarding its terms and is qualified in its entirety by the terms and conditions of the Merger Agreement. It is not intended to provide any other factual information about Energy XXI, EPL Oil & Gas or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement, which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Energy XXI, EPL Oil & Gas or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Energy XXI’s public disclosures.

Voting Agreements

Simultaneously with the execution of the Merger Agreement, Energy XXI, OpCo and Merger Sub entered into voting agreements with each of the executive officers and directors of EPL Oil & Gas (each, a “EPL Oil & Gas Stockholder”, and each such voting agreement, an “EPL Oil & Gas Voting Agreement”). The EPL Oil & Gas Voting Agreements provide that, upon the terms and conditions set forth therein, each EPL Oil & Gas Stockholder will vote all shares of EPL Oil & Gas Common Stock beneficially owned by such EPL Oil & Gas Stockholder (i) in favor of the approval of the Merger Agreement, the Merger and any other matter that is required to be approved by the stockholders of EPL Oil & Gas in order to effect the Merger and (ii) against certain other specified alternative transactions. Each EPL Oil & Gas Voting Agreement terminates upon the earlier of (1) the termination of the Merger Agreement in accordance with its terms; (2) the Effective Time; or (3) any reduction of the Merger Consideration or change in the form of the Merger Consideration.

Additionally, simultaneously with the execution of the Merger Agreement, EPL Oil & Gas entered into a voting agreements (each, an “Energy XXI Voting Agreement,” and, together with the EPL Oil & Gas Voting Agreements, the “Voting Agreements”) with each of the executive officers and directors of Energy XXI (each, an “Energy XXI Stockholder”). The Energy XXI Voting Agreements provide that, upon the terms and conditions set forth therein, each Energy XXI Stockholder will vote all shares of Energy XXI Common Stock beneficially owned by such Energy XXI Stockholder (i) in favor of the issuance of Energy XXI Common Stock in the Merger, the appointment of the new director and any other matter that is required to be approved by the stockholders of Energy XXI in order to effect the Merger and (ii) against certain other specified alternative transactions. Each Energy XXI Voting Agreement terminates upon the earlier of (1) the termination of the Merger Agreement in accordance with its terms; (2) the Effective Time; or (3) any reduction of the Merger Consideration or change in the form of the Merger Consideration.

The foregoing description of the Voting Agreements is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the form Voting Agreements.

Financing Commitment

In connection with the Merger, Energy XXI entered into a commitment letter (the “Commitment Letter”) pursuant to which (i) Citigroup Global Markets Inc. has committed to provide $293.75 million to the borrowing base under an amended revolving credit facility of Energy XXI, to vote its commitments under Energy XXI’s existing credit agreement in favor of an amendment thereto and to provide $200 million of the principal amount of the commitments under a bridge facility; and (ii) Credit Suisse Securities (USA) LLC and Credit Suisse AG, Cayman Islands Branch, have committed to provide $293.75 million to the borrowing base under an amended revolving credit facility of Energy XXI, to vote its commitments under Energy XXI’s existing credit agreement in favor of an amendment thereto and to provide $200 million of the principal amount of the commitments under a bridge facility.  The Commitment Letter includes certain conditions, including the negotiation of definitive documentation and other customary closing conditions consistent with the Merger Agreement. Energy XXI will pay certain customary fees and expenses in connection with obtaining the amended revolving credit facility and bridge facility.

Item 8.01.	Other Events.

On March 12, 2014, Energy XXI issued a press release announcing that they had entered into the Merger Agreement with EPL Oil & Gas. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued March 12, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Energy XXI (Bermuda) Limited

Date: March 12, 2014	By:	/s/ David West Griffin
Name: David West Griffin
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued March 12, 2014.